Exhibit 3.1

STATE of DELAWARE	State of Delaware
CERTIFICATE of INCORPORATION	Secretary of State
A STOCK CORPORATION	Division of Corporations
Delivered 09:10 AM 03/11/2022
FILED 09:10 AM 03/11/2022
SR 20220965259 - File Number 6668707

FIRST - Name

The name of the Corporation is:

Pono Capital Two, Inc.

SECOND - Registered Agent

Its registered office in the State of Delaware is to be located at 8 The Green. Ste A, in the City of

Dover County of Kent Zip Code 19901. The registered agent in charge thereof is

A Registered Agent. Inc.

THIRD - Purpose

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH - Stock

The amount of the total stock of this corporation is authorized to issue is

100,000 shares (number of authorized shares)

with a par value of $0.000001 per share.

FIFTH - Incorporator

The name and mailing address of the incorporator are as follows:

A Registered Agent, Inc. - 8 The Green. Ste A. Dover. DE 19901

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of

Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this llth day of March, A.D. 2022.

BY:
A Registered Agent, Inc., Incorporator Patrick
Brickhouse, Assistant Secretary